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Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP
INDEPENDENT CHARTERED ACCOUNTANTS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 4 to Form F-3 No. 333-85922) and related Prospectus of Cardiome Pharma Corp. (the "Company") for the registration of 7,001,244 shares of its common stock and to the incorporation by reference therein of our reports: (a) dated February 5, 2003 with respect to the consolidated financial statements of Cardiome Pharma Corp. included in its Annual Report (Form 20-F) for the year ended November 30, 2002 and (b) dated December 21, 2001 with respect to the financial statements of Paralex, Inc. for the period from January 26, 2001 (date of incorporation) to November 30, 2001, and our Comments of Auditor on Canada-US Reporting Difference (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included in the Annual Report on Form 20-F/A of Cardiome Pharma Corp. for the year ended November 30, 2001, filed with the Securities and Exchange Commission.

Vancouver, Canada,	Chartered Accountants
August 26, 2003.

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  Exhibit 23.1
CONSENT OF ERNST & YOUNG LLP INDEPENDENT CHARTERED ACCOUNTANTS